Exhibit 99.1

Capstone Energy+ Appoints Energy Infrastructure Executive Brandon Schwertner to Board of Directors

Former Priority Power CEO and MP2 Energy Co-founder Brings Two Decades of Experience in Electrification, Power Markets, and Energy Platform Growth

LOS ANGELES, CA / BUSINESS WIRE / October 26, 2026 — Capstone Energy+, Inc. (NASDAQ: CEPL) (“Capstone” or the “Company”), a leading provider of gas turbine energy solutions for industrial and commercial businesses, including emerging data center and mission-critical applications, today announced the appointment of Brandon Schwertner to its Board of Directors, effective October 26, 2026. Mr. Schwertner is an independent director designated by Monarch Alternative Capital LP under the terms of its strategic investment in the Company announced in March 2026.

A three-time CEO with more than 20 years of energy industry leadership, Schwertner brings extensive experience scaling energy infrastructure businesses, navigating power markets and raising institutional capital, expertise closely aligned with Capstone's strategy to expand its presence in high-growth, mission-critical energy markets.

“My fellow board members and I are excited to welcome Brandon to the Capstone board of directors. He will be a great asset to our Board and more importantly, a great ambassador for moving the Company forward as we continue to grow the top and bottom line. We believe his experience and leadership make him an excellent addition to our Board as we continue to focus on accelerating our growth strategy, strengthening financial performance and driving sustainable, long-term shareholder value,” said Robert Powelson, Interim Chairman of Capstone Energy+.

“Capstone has a proven technology platform, a strong global installed base and a compelling opportunity to address one of today's most pressing energy challenges: delivering reliable power when and where it's needed,” said Brandon Schwertner. “As demand for energy certainty accelerates across data centers and other mission-critical markets, I believe Capstone is well positioned to capitalize for its next phase of growth. I'm excited to work with Vince, the leadership team and my fellow Board members to help translate this opportunity into sustainable, profitable growth.”

Schwertner most recently served as CEO of Priority Power Management from 2018 to 2026, where he led a tenfold increase in EBITDA, raised more than $1 billion in equity capital and completed 15 strategic acquisitions. Under his leadership, the company expanded into energy procurement, microgrids, substations and large-load interconnection solutions.

Previously, he co-founded MP2 Energy, which was acquired by Shell Energy North America in 2017, and served as Managing Director and Head of U.S. Electricity Trading at Credit Suisse. He currently leads Schwertner Capital and serves on the Board of Directors of Budderfly. His honors include the 2024 Ernst & Young Entrepreneur Of The Year, Gulf Coast and National Finalist award and the Houston Business Journal's 2022 CEO of the Year.

“Brandon brings a rare combination of operational leadership, capital markets expertise and firsthand experience navigating the challenges facing large-load energy customers,” said Robert Beard, Chair of Capstone's Nominating and Corporate Governance Committee. “His appointment strengthens the depth and capabilities of our Board, bringing valuable perspective as we guide Capstone's expansion into data centers and other mission-critical power markets.”

In connection with the appointment, the Company also announced that Ping Fu stepped down from the Board of Directors, effective October 26, 2026. The Board will continue to consist of seven directors.

“On behalf of the entire Board, I want to thank Ping for her service and contributions to Capstone,” added Powelson. “Her leadership and commitment during an important period in the Company's evolution have been greatly appreciated, and we wish her continued success.”

About Capstone Energy+

For nearly four decades, Capstone Energy+ has designed, developed and delivered proven behind-the-meter, on-site energy solutions that help businesses operate with certainty in an increasingly constrained power environment. Our evolution from “Green” to “Plus” reflects who we are today, delivering clean, innovative energy solutions that go beyond electricity.

Capstone Energy+: On Site. On Demand. Always On.

With more than 10,800 units shipped across 89 countries through our global distributor network, Capstone provides highly reliable, low-maintenance, fuel-flexible gas turbine systems engineered for mission-critical operations. Our scalable, modular solutions are designed for rapid deployment, continuous operation and simplified maintenance.

Capstone serves critical industries including data centers, hospitals, agriculture and industrial facilities where uptime and energy certainty are essential. Beyond power generation, our solutions support the circular economy by converting waste streams into usable fuel and recovering waste heat to produce valuable thermal energy with a lower carbon footprint.

Capstone also offers flexible Energy as a Service solutions, including power purchase or energy service agreements (PPAs/ESAs), leasing, rentals and embedded service contracts (ESCs), designed to reduce upfront costs, accelerate deployment and provide life-cycle cost predictability.

For more information about the Company, please visit www.CapstoneEnergyPlus.com.

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Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the Company's growth strategy, market expansion, anticipated opportunities in data centers and other mission-critical applications, future profitability and expected benefits from the appointment of a new director. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied.

Such risks include the Company's liquidity position and ability to access capital; its ability to realize the anticipated benefits of its financial restructuring; compliance with financing covenants; changes in tariffs and trade policies; its ability to retain key personnel, develop and enhance products and maintain product quality; competition; conditions in the oil, natural gas and AI industries; and general economic, industry, litigation and regulatory risks.

For additional information regarding risks and uncertainties, please refer to the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Contacts

Capstone Energy+, Inc.
ir@capstoneenergyplus.com
818-407-3628

Media and Investor Inquiries:
Gateway Group, Inc.
CEPL@gateway-grp.com
949-574-3860